EXHIBIT 5.1

CARL N. DUNCAN, ESQ., LLC
ATTORNEY AT LAW
cduncan@cnduncanlaw.com

5718 Tanglewood Drive	(301) 263-0200
Bethesda, Maryland 20817	Fax: (301) 576-5193

November 12, 2009

Robert L. Trinka, Chairman, President & CEO
PhyHealth Corporation
700 South Royal Poinciana Boulevard -- Suite 506
Miami, Florida 33166

Robert L. Trinka, Chairman, President & CEO
Physicians Healthcare Management Group, Inc.
700 South Royal Poinciana Boulevard -- Suite 506
Miami, Florida 33166

Re:	PhyHealth Corporation Registration Statement on Form S-1 Relating to the Spinoff of Its Shares to Shareholders of Physicians Healthcare Management Group, Inc.

Dear Mr. Trinka:

This firm has acted as securities counsel for Phyhealth Corporation (the “Registrant”), a Delaware corporation, generally since June 2007 and specifically in connection with the registration under the Securities Act of 1933, as amended, of the shares of common stock of beneficial interest, par value $0.0001 per share (the “Shares”), being spun off pursuant to the Registration Statement to shareholders of Physicians Healthcare Management Group, Inc., the parent of Registrant.  Such Shares are as described in the Registration Statement filed on the date hereof on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (together with all amendments thereto) (the “Registration Statement”), proposed to be distributed by the Registrant pursuant to the referenced Registration Statement.

You have requested our opinion regarding the legality of the Shares registered pursuant to the Registration Statement.  We have examined originals or copies, certified to our satisfaction, of such records, agreements and other instruments of the Company, certificates or public officials, certificates of the officers or other representatives of the Company, and other documents, as deemed necessary as a basis for the opinions hereinafter set forth.  As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon written factual representations of officers and directors, including (but not limited to) statements contained in the Registration Statement.

Our opinions, insofar as they address issues of Nevada law, are based solely upon my review of (i) the records of the Company and Phyhealth; (ii) the Delaware Revised Statutes; and  (iii) a certified copy of the Registrant’s Articles of Incorporation (dated January 18, 2008, and all amendments thereto). We do not express any opinion herein concerning any law other than the laws of Delaware and the United States.

We have assumed the genuineness of all signatures on documents reviewed by or presented to us, the legal capacity of natural persons, the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted as copies.

Based upon and subject to the foregoing as well as the assumptions, conditions and limitations set forth herein, we are of the opinion that the common shares have been duly authorized and, when the Shares are issued and spun-off in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We are of the opinion that:

1.	The Company is a duly organized, validly existing corporation under the law of the State of Delaware.
2.
The Shares of the Registrant to be spun-off pursuant to the Prospectus forming a part of the Registration Statement are validly authorized and, when distributed, will be validly issued, fully paid and non-assessable under the law of Delaware.

We hereby consent to the reference to this firm in the “Legal Matters” section of the Prospectus and to the inclusion of this opinion as an Exhibit to the Registration Statement.

CARL N. DUNCAN, ESQ. LLC

By:	/s/ Carl N. Duncan
Carl N. Duncan, Managing Member